EXHIBIT 6(j)

                                 Promissory Note


Maker:                              SearchHelp, Inc.
Maker's Mailing Address:            1055 Stewart Avenue, Suite 12
                                    Bethpage, New York  11714



Payee:
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Payee's Mailing Address:
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Payee's Social Security Number:
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Principal Amount: Twenty-Five Thousand and No/100 Dollars ($25,000)

Effective Date:
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Annual Interest Rate on Unpaid
Principal from Effective Date:     Ten Percent (10%) per annum

Annual Interest Rate
on Matured, Unpaid Amounts:        Ten Percent (10%) per annum

Terms of Payment
(principal and interest):          The entire amount of principal is payable in

                                   one installment 120 days from the Effective Date. Maker reserves the right to prepay this Promissory note in any amount at any time prior to maturity without penalty. Interest on the unpaid principal balance of this Promissory Note shall be due and payable on the last business day of each calendar month following the Effective Date of this
                                   Promissory Note and the date on which this Promissory Note matures or shall be paid in full.

1.       General.  Maker  promises to pay to Payee at the place of payment,  and
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         according to the terms of payment,  the principal  amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

2.       Default Penalty.  If there occurs an Event of Default (as defined below
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         in  paragraph  7), then Maker shall,  on the last  business day of each calendar month until all such defaults are cured, pay to the Payee the sum of $200.00, as a late payment penalty (the "Late Payment Penalty"). Regardless of the number of Events of Default, the Late Payment Penalty shall not exceed $200.00 in any calendar month.


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3.       Costs  of  Collection.  If  this  note  is  given  to an  attorney  for
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         collection, or if suit is brought for collection, or if it is collected through, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs, in addition to other amounts due.

4.       Savings  Clause.  Interest  and  Late  Payment  Penalties  on the  debt
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         evidenced by this  Promissory  Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

5.       Representation  of Payee.  Payee  represents  and  warrants to Maker as
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         follows:


         (a) Payee acknowledges that this Promissory Note evidences a debt owed by the Maker to Payee and is not intended to be or constitute a security (debt or otherwise) and as such is not a security subject to federal or state securities laws.

         (b) Payee acknowledges and agrees that this Promissory Note is not negotiable and is not transferable without the express written consent of the Maker.

         (c) The Payee acknowledges that Maker will pay a fee in the amount of 10% of the principal amount loaned pursuant to this Promissory Note to Robert M. Cohen & Company, Inc., for services rendered in connection with execution and delivery of this Promissory Note.

         (d) Payee has received and examined all information concerning Maker which Payee considers necessary to making an informed decision regarding the loan represented by this Promissory Note (the "Loan"). In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

         (e) The Payee acknowledges and understands that: (i) the Maker will use the Loan for a Business which currently is in the development stage, (ii) the Loan will not be sufficient to provide the Maker with the necessary funds to achieve its business plan, (iii) the Maker may never be able to raise sufficient funds to achieve its business plan, (iv) this Promissory Note will not be guaranteed, and (v) the Payee bears the economic risk of losing the Loan and never being repaid.

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6.       Governing  Law.  This  Promissory  Note,  and all rights  and  remedies
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         hereunder, will be governed by the laws of the State of New York.

7.       Event of Default.  An "Event of Default"  shall have  occurred if Maker
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         fails to pay any payment of  principal  or interest on this  Promissory
         Note when due.


                                         MAKER:    SearchHelp, Inc.

                                         By:
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                                              Name:  William Bozsnyak
                                              Title:  President


         The  undersigned   Payee  hereby  confirms  the   representations   and
warranties made by the Payee set forth above.


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                                          Payee